UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

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SEACHANGE INTERNATIONAL, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SeaChange International, Inc. Supplemental Proxy Materials

For the Annual Meeting of Shareholders to be held on July 11, 2019

June 28, 2019

Dear Shareholder:

On July 11, 2019, we will hold our 2019 Annual Meeting of Shareholders (the “Meeting”).

Proposal No. II to be voted on at the Meeting is an approval of our Tax Benefits Preservation Plan, dated as of March 4, 2019, by and between the Company and Computershare Inc., as Rights Agent (the “Tax Benefits Preservation Plan”). The Tax Benefits Plan is intended, but cannot be guaranteed, to reduce the likelihood of an “ownership change”, thereby preserving the Company’s ability to realize substantial tax benefits associated with its accumulated net operating loss carryforwards.

On June 28, 2019, we amended the Tax Benefits Preservation Plan to provide that in no event will the Rights expire later than March 4, 2022, the three year anniversary of our entering into of the Tax Benefits Preservation Plan.

This amendment was effected by the following:

•

Amending the definition of “Final Expiration Date” in Section 1(n) to delete the proviso “provided, however, that if any Person shall become an Acquiring Person, then clause (i) and (ii) above shall be disregarded for all purposes of this Agreement and the Final Expiration Date shall be March 4, 2029”; and

•

Making a corresponding amendment to the Summary of Rights to Purchase Preferred Shares in Exhibit C to delete the sentence “If, however, any person becomes an Acquiring Person, the “Final Expiration Date” shall be March 4, 2029.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Tax Benefits Preservation Plan.

Copies of SeaChange’s proxy statement (including any amendments or supplements thereto) and Annual Report to Shareholders for the fiscal year ended January 31, 2019 are available on the Investor Relations page on SeaChange’s website at www.seachange.com. Printed copies can be obtained by contacting our Chief Financial Officer at SeaChange’s registered office located at 50 Nagog Park, Acton, MA 01720.